UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

CONSTELLATION PHARMACEUTICALS, INC.

(Name of Subject Company)

CONSTELLATION PHARMACEUTICALS, INC.

(Name of Persons Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

210373106

(CUSIP Number of Class of Securities)

Jigar Raythatha

President and Chief Executive Officer

Constellation Pharmaceuticals, Inc.

215 First Street, Suite 200

Cambridge, Massachusetts 02142

(617) 714-0555

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Persons Filing Statement)

With Copies to:

Igor Kirman

Elina Tetelbaum

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

•	Joint Press Release (Exhibit 99.1)

•	Employee Note (Exhibit 99.2)

•	Employee FAQ (Exhibit 99.3)

•	Partner Note (Exhibit 99.4)

•	Partner FAQ (Exhibit 99.5)

•	LinkedIn/Twitter Post (Exhibit 99.6)